Exhibit 10.1

LICENSE & DISTRIBUTION AGREEMENT

This LICENSE & DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of September, 2004, by and among E MED FUTURE, INC., a corporation organized and existing under the laws of the State of Nevada, United States of America (“Licensor”) and ITDEVELOPMENT SOLUTIONS, INC. a corporation organized and existing under the laws of the state of Florida (“Licensee”).

WHEREAS, Licensor is engaged in the development, manufacture and licensing of medical equipment destruction and waste disposal devices, including a proprietary technology to manufacture a portable medical device that incinerates aluminum, stainless steel, and other metallic hypodermic needles (hereinafter “licensor technology”), has applied for patents, has developed know-how in connection therewith, has registered the trademark “NeedleZap®” for the medical device in the United States of America (hereinafter “United States”) and other countries (hereinafter “licensor trademark rights”), and is seeking a licensee to utilize licensor technology outside of the United States (the “product”).

WHEREAS, Licensor has the right to grant the license rights described herein under Licensor Technology, including the Applications for Letters Patent as listed in Schedules A and B, attached hereto and made a part of this Agreement, and as amended and updated from time to time (hereinafter “licensor patent rights”), and the right to grant the license rights to use licensor trademark rights, listed in Exhibit “A”, attached hereto and made a part of this Agreement, and as amended and updated from time to time; and

WHEREAS, Licensee is in the business of manufacturing and selling various types of consumer products and equipment and desires to obtain a license and right to manufacture the Product for Licensor for worldwide distribution and to distribute and sell the Product in Pakistan and the United Arabs Emirates (“Licensed Territories”); and

WHEREAS, Licensor has granted access to certain Licensor Technology, patent and license information, trade secrets, and other materials to evaluate its Product under a Non Disclosure Agreement; and

WHEREAS, Licensor desires to grant an exclusive license and right to permit Licensee to manufacture or to contract to have manufactured Licensed Products in the Licensed Territories according to Licensor Technology under Licensor Patent Rights, to grant licensee the exclusive right to distribute and to sell Licensed Products in the Licensed Territories, and to grant an exclusive license and right to use Licensor Trademark Rights in connection with the distribution and sale of Licensed Products in the Licensed Territories.

NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties hereto mutually agree as follows:

1)	Grant to Manufacture and Distribution Rights.

(a)	Licensor hereby grants to Licensee, and Licensee hereby accepts, for the term of and under the provisions of this Agreement the right and license (i.) to use Licensor Technology under Licensor Patent Rights in order to manufacture or to contract to manufacture the Product and (ii.) to distribute and sell the Product in the Licensed Territories. Licensee may contract with sublicensees and agents to distribute and sell the Product within the Licensed Territories. Each sublicensee or agent shall be identified in writing to Licensor by Licensee. Licensee agrees that it will not distribute, manufacture, sell or market either directly or indirectly the Product outside of the Licensed Territories.

(b)	The license granted hereby may not be transferred or sublicensed by Licensee, except to the extent permit herein, but shall extend to any wholly-owned subsidiaries and divisions of Licensee. Licensee shall be responsible for the compliance by each such subsidiary and division, sublicense and agent with the terms and provisions of this Agreement, and agrees to report and pay royalties to Licensor in accordance with Section 3 hereof with respect to production of the Product by each such subsidiary or division, sublicense and agent. Any such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement, and Licensee shall agree to guarantee the obligations of such assignee hereunder.

(c)	The license granted hereby conveys no right to Licensee to use or register any trademark or trade name of Licensor, or to use the name of Licensor or any trademark or trade name in any manner whatsoever in connection with the sale of the Product hereunder. Nothing in this Agreement shall be construed as conveying, expressly or by implication, any right under any of Licensor’s know-how except in connection with the manufacture and sale of the Product hereunder.

(i.)	In the event that the NeedleZapTM trademark cannot be utilized in the Licensed Territories for legal, cultural, or other reasons, and Licensee determines to create a brand for the distribution and sale of the Product, all such brands shall be the property of Licensor; Licensee shall notify Licensor of its inability to utilize existing brand and request Licensor’s approval to utilize an alternate brand. Licensee must include with the request (a) a proposed budget for development and utilization of the brand and (b) copies of the proposed brand design. Licensor shall have the final decision on all brand changes to existing branding and labeling, which must remain in compliance with US laws and the protection of Licensor’s patent and intellectual property rights. In the event of termination of this Agreement not for cause by Licensor, Licensor agrees to reimburse Licensee for the exact cost paid to develop this new “brand” name as previously approved by Licensor.

(ii.)	Licensee shall make application and/or register with local governmental authorities all marks or branding of the Product. Any registration of the mark or brand shall be made in the name of Licensor.

(d)	Licensee shall not have the Product manufactured for it by any third party without the prior written consent of Licensor.

(e)	Upon the termination of this license for any reason, Licensee shall return the Technology, including but not limited to all plans, manuals, FDA documentation and procedures, writings, and/or other materials provided to Licensee by Licensor at any time, and any and all copies thereof, to Licensor.

(f)	Licensee shall be the sole manufacturer of product set forth in the attachment in Pakistan and the U.A.E. Should Licensee desire to purchase FDA product for sale in Pakistan & the U.A.E. prior to obtaining FDA approval, Licensee may do so in accordance with Licensor’s international marketing agreement with Transglobal Medical.

(g)	Licensee shall establish a program of quality control to assure Licensor that all Products manufactured utilizing the Licensor Technology for Products will perform in a reasonably satisfactory manner as a medical device meeting the regulatory standards of the U.S. Food and Drug Administration (FDA) and Licensor’s quality control protocols, copies of which have been provided Licensee. Licensor will assist Licensee in obtaining approval for units manufactured in Pakistan under the FDA.

2.	Licensed Territory. The license to manufacture and sell the Product granted hereby shall be exclusive as to sales for delivery within Pakistan and the United Arab Emirates (U.A.E.). Licensee may from time to time request the right to sell the Product in other areas. If Licensor has not at the time granted to anyone else the right to sell the Product in such other areas, Licensor will grant to Licensee the non exclusive right to manufacture and sell the Product in such other areas on terms to be negotiated at that time, provided that such right shall exist only until such time as Licensor grants to Licensee or someone else an exclusive right to sell in any such area.

3.	Royalties.

(a)	In consideration of the rights and licenses granted herein to Licensor Technology to be provided to Licensee by Licensor under this Agreement, and in lieu of a sales quota until the 2006 calendar year, Licensee shall provide

10,000 NeedleZap Units without cost to Licensor together with the sum of Ninety Thousand dollars ($90,000), in addition to periodic royalties as hereinafter provided, payable by Licensee to Licensor as follows:

(i.)	Thirty thousand dollars (U.S. $30,000) within one (1) week after execution of the Memorandum, nonrefundable, such payment to be in consideration of Licensor’s agreement herein to grant exclusive territories to Licensee without a minimum order guarantee for the remainder of 2004 and 2005;

(ii.)	Thirty thousand dollars (U.S. $30,000) within four (4) weeks of execution of the Agreement, nonrefundable, and

(iii.)	Thirty thousand dollars (U.S. $30,000) within eight (8) weeks of execution of the Agreement, nonrefundable.

(b)	In further consideration of the license and rights granted and in addition to the fixed payments provided for in Section 3(a) above, Licensee shall pay to Licensor periodic royalties at the rate of fifteen dollars (U.S. $15.00) for each unit of the Product sold by Licensee within Pakistan and the UAE. Such periodic royalties shall be paid by Licensee to Licensor within thirty (30) days following the end of each fiscal quarter of this Agreement, beginning with the end of the third full month following the execution of this Agreement.

(c)	Beginning in calendar year 2006, Licensee’s Sales Quota shall be set at 50% of their 2005 calendar year total unit sales in Pakistan and the UAE (each country separately) or a minimum of 10,000 units in Pakistan and in U.A.E. combined, whichever is greater. The SALES QUOTA for the Licensed Territories shall increase by five percent (5%) after the 2006 sales year and shall increase by five percent (5%) on the anniversary date of subsequent years thereafter during the time the Agreement is in effect for the countries. Failure to meet the annual Sales Quota in either country, allows Licensor the right to terminate all exclusive sales rights within that country.

(d)	Licensee will furnish to Licensor within thirty (30) days following the end of each such quarter a written statement certified by the Chief Financial Officer of Licensee showing the number of units of the Product sold by Licensee during such quarter, and the amount of periodic royalties due for the corresponding period, together with payment of the royalties due.

(e)	Licensee will at all times during the term of this Agreement keep accurate books of account and other records reflecting all sales of the Product, and will carefully prepare and maintain such books and records for at least two (2) years following the termination of this Agreement. Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and copy such books and records for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder, such inspection and copying costs to be at the expense of Licensor.

(f)	All payments provided for in this Agreement shall be made to Licensor in United States currency. Said payments are to be made by wire as directed by Licensor under separate instruction. All payments shall be net to Licensor, without deduction for taxes, assessments, or other charges which may be imposed on Licensor by the Government of Pakistan, the U.A.E., or any other entity or any political subdivision thereof with respect to any amounts payable to Licensor pursuant to this Agreement, and without deduction for banking or wire transfer fees. Such taxes, assessments or other charges, and fees shall be paid by Licensee.

4.	Manufacturing for non-Licensed Territories and Licensor Use. Licensee agrees that it will sell to Licensor for Licensor’s purposes the products listed in the attachments and manufactured in Licensed Territories, at Licensees’ MLO (Material, Labor, Overhead) Manufacturing Cost per unit plus 20% MLO cost.

a)	The initial per unit cost shall including one AC or DC charger as specified by Licensor from time to time, and packaged for shipment at $10.75 per unit. Said pricing will be maintained for the first 100,000 units of production, not including the units supplied as part of the license, or through December 31, 2005 (whichever comes first). This per unit price is subject to minimum quantity orders of 10,000 units, with approved Financing.

b)	Licensor shall pay for any shipping, crating, handling, insurance, transportation, customs duties, taxes and other customary charges. The Licensee shall assist Licensor in obtaining any export compliance approvals necessary under Pakistani export laws and designated country of delivery import laws, the cost of which shall be borne by Licensor.

Nature of Manufacturing Relationship.

(a)	Nothing contained herein to the contrary shall prohibit Licensor from continuing to purchase products from its existing manufacturing relationships, manufacturing the products listed in the attachment in its own facilities, or through contractual manufacturers other than Licensee; however, Licensor warrants that it has no intent to license another non-United States, non- FDA approved manufacturing facility other than Licensee, so long as Licensee can meet quantity, quality, and competitive pricing suitable to Licensor. Licensor and Licensee acknowledge and agree that an agreement between Licensor and Providers International pre-exists this Agreement and permits Provider’s International to manufacture or cause to be manufacture the products listed in the attachments in China for sales in China and Australia by Providers International and their distributors.

(b)	Licensee acknowledges that Licensor is in the business of selling its products and Licensor must have the opportunity to have manufactured products at quantity, quality, and pricing levels commercially acceptable in various marketplaces around the globe. With this requirement as a condition, Licensor grants unto Licensee an exclusive license to manufacture Licensor’s non-US requirements for non-FDA approved products listed in the attachments.

i.	Licensee agrees that in the event Licensor notifies Licensee of a potential market, country, or distribution source that desires to purchase Licensor’s products, but that market, country, or distribution has quantity, quality, or pricing or non-commercial concerns with the products manufactured by Licensee, that Licensee will work with Licensor to structure an acceptable solution. If no solution can be reached, Licensor shall be permitted to explore and utilize alternative manufacturing opportunities.

ii.	Licensor agrees to assist Licensee in obtaining FDA approval for product through its Pakistan manufacturing facility. Should Licensee obtain FDA approval, Licensor agrees to purchase FDA approved products listed on the attachments from Licensee where commercially viable and available.

5.	Warranty.

a)	Product Warranties, if any, are provided by Licensee for Products it produces. Licensor makes no warranties whatsoever.

b)	IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR DAMAGES OF ANY KIND OR NATURE ALLEGED TO HAVE RESULTED FROM ANY BREACH OF WARRANTY. LICENSOR DOES NOT WARRANT THE MERCHANTABILITY OF THE PRODUCTS OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN.

c)	Licensee shall provide for Products sold to Licensor or outside Licensed territories at the request of Licensor or its representatives a one year limited warranty consisting of the following:

One-Year Limited Warranty

Licensee warrants this device to be free from defects in material and workmanship existing at the time of manufacture and appearing within one (1) year from the original date of purchase.

If such a defect appears during the warranty period, we will (at our sole option) repair or replace the defective unit with no charge for service or parts, provided that the unit is delivered at the customer’s expense to the manufacturer.

This warranty extends only to the original consumer purchaser and does not cover damage or claims resulting from misuse, failure to follow instructions in use, failure to replace the clean-out plug as directed, neglect, improper maintenance, use on a current or voltage other than specified for the device, or unauthorized service during the warranty period.

THIS WARRANTY SHALL BE EXCLUSIVE AND SHALL BE IN LIEU OF ANY OTHER EXPRESS WARRANTY, WRITTEN OR ORAL, INCLUDING BUT NOT LIMITED TO ANY EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE DURATION OF ANY IMPLIED WARRANTIES OF MERCHANTABILTY OR FITNESS FOR A PARTICULAR PURPOSE IS EXPRESSLY LIMITED TO THE PERIOD OF THIS LIMITED WARRANTY.

THE CUSTOMER’S EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY OR ANY IMPLIED WARRANTY OR ANY OTHER OBLIGATION ARISING BY OPERATION OF LAW OR OTHERWISE SHALL BE LIMITED AS SPECIFIED HEREIN TO REPAIR OR REPLACEMENT, AT OUR SOLE OPTION. IN ANY EVENT, LICENSEE EXPRESSLY DISCLAIMS ALL REPONSIBILITY FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES CAUSED BY THE USE OF THE DEVICE. Some jurisdictions may not allow this exclusion or limitation of incidental or consequential damages, so the foregoing disclaimer may not apply to you.

If you have a claim under this warranty, please call the toll free number listed below. ALL RETURNS MUST BE ASSIGNED AN RMA NUMBER PRIOR TO RETURN.

NUMBER TO BE ASSIGNED

d)	Defective Returns.

i.	Licensor may return to Licensee for replacement or credit any Products (other than Configured Products) found to be defective within ninety (90) days of purchase or any Configured Products which are found to be defective within thirty (30) days of purchase. Licensor must obtain Licensee’s approval prior to returning the Products. Licensee reserves the right to require Licensor to return defective Products directly to the Products’ manufacturer for replacement according to the manufacturer’s defective Products return policy.

ii.	Licensee shall not be obligated to repair or replace Products rendered defective, in whole or in part, by causes external to the Products, such as, but not limited to catastrophe, power failure or transients, overvoltage on recharging, environment extremes, improper use, maintenance and application of the Products or use of unauthorized parts.

5.	Term.

The initial term of this Agreement, and the duration of the license granted hereby, shall be for two (2) years from the date of this Agreement. This Agreement shall be subject to renewal on terms to be agreed upon by the parties. Either party intending to seek renewal of this Agreement shall give notice thereof to the other party at least sixty (60) days prior to the expiration hereof.

6.	Additional Licensee Responsibilities.

(a)	Licensee agrees to actively develop the market and to promote the sale of the product in Pakistan and the U.A E., including marketing, distribution, training and service of the Product.

(b)	Licensee will maintain a marketing, sales and service organization properly trained to market the Product and to insure proper training and servicing thereof.

(c)	Licensee will provide to Licensor on at least a quarterly basis information and analysis of marketing and sales of the Product in Pakistan and the U.A.E. and professional support for future development and sales of the Product in those Territories.

(d)	Licensee will be solely responsible for providing warranty as required by applicable law within the Licensed Territories, service and support for the Products. Licensor shall have no Product warranty, service or support responsibilities.

(e)	If required under national or other applicable law within the Territory, Licensee agrees, at its sole cost and expense, to execute, endorse, file or register this Agreement or perform any other legal, regulatory and/or government administrative requirements as are reasonably necessary to comply with such applicable law in order for Licensee to be authorized or permitted to manufacture, to distribute and to sell the Products in the country. Licensor hereby agrees to provide any documentation, signatures, or any other information to help Licensee comply. To the extent that any governmental or regulatory agency requires the payment of any tax, registration, or incidental user fee, Licensee agrees that the cost of same shall be borne entirely by it, and Licensee shall save and hold harmless the Licensor therefrom.

(f)	Licensee agrees to provide Licensor with complete and real-time sales and marketing data, including customer names and addresses, Product needs analysis and purchase details, Product pricing (retail, wholesale, and actual) to the market in general as well as actual purchases, together with any other customer relation management (“CRM”) that may be required from time to time by Licensor. Licensor currently intends to develop and is developing a web based NeedleZap site that contains a back office component in which all core business processes (especially all processes that require a dynamic and interactive flow of information) are put online to improve service, cut costs, and sell products. Licensee agrees that it will utilize or integrate its existing systems with Licensor to provide full e- commerce and CRM functionality as required by Licensor.

7.	No Patent Warranty.

Licensor makes no representation or warranty that the Product is free from any infringement of any patent or proprietary rights of others, except that Licensor is aware of no claim or charge of any such infringement.

8.	Indemnification and Limitation of Liability.

(a)	Licensee agrees to indemnify, to defend and to hold harmless Licensor from claims of third persons either:

(i.)	proximately caused by the fault or negligence of Licensee, its officers, employees or agents; or

(ii.)	which relates to any customer disputes or claims relating to the marketing, sale, distribution, installation, training, or service of any Product or the performance thereof, whether arising out of express or implied warranty; or

(iii.)	which relates to any other failure by Licensee to comply with any terms of this Agreement; or

(iv.)	which relates to any failure by Licensee or its sublicensees or agents to comply with applicable laws and/or regulations in accordance with Section 12 hereof.

(b)	LICENSOR SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S CUSTOMERS, OR OTHER PARTY FOR ANY LOSS, DAMAGE, OR INJURY WHICH RESULTS FROM THE USE OR APPLICATION BY LICENSEE, LICENSEE’S CUSTOMER, OR ANY OTHER PARTY OF PRODUCTS DELIVERED TO LICENSEE, LICENSEE’S CUSTOMER, OR OTHER PARTY, UNLESS THE LOSS OR DAMAGE RESULTS DIRECTLY FROM THE INTENTIONALLY TORTIOUS OR FRAUDULENT ACTS OR OMISSIONS OF LICENSOR. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR LOSS, DAMAGE, OR INJURY OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THESE TERMS AND CONDITIONS, OR ANY AGREEMENT INTO WHICH THEY ARE INCORPORATED, OR ANY PERFORMANCE OR

NONPERFORMANCE UNDER THESE TERMS AND CONDITIONS BY LICENSOR, ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS, IN EXCESS OF THE NET ROYALTY PRICE PAID TO LICENSOR BY LICENSEE OF THE PRODUCTS ACTUALLY DELIVERED TO LICENSEE’S CUSTOMERS OR OTHER PARTY HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO LOSS OF GOOD WILL, LOSS OF ANTICIPATED PROFITS, OR OTHER ECONOMIC LOSS ARISING OUT OF OR IN CONNECTION WITH EITHER PARTY’S BREACH OF, OR FAILURE TO PERFORM IN ACCORDANCE WITH ANY OF THESE TERMS AND CONDITIONS, OR THE FURNISHING, INSTALLATION, SERVICING, USE OR PERFORMANCE OF ANY PRODUCTS PROVIDED HEREUNDER, EVEN IF NOTIFICATION HAS BEEN GIVEN AS TO THE POSSIBILITY OF SUCH DAMAGES. BOTH PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL CLAIMS FOR SUCH DAMAGES.

9.	Confidentiality, Patent, Trademark and Maintenance Use, Infringement, and Non Disclosure.

(a)	The Non Disclosure Agreement (“NDA”) previously entered into between the parties, a copy of which is attached as Exhibit “B”, shall remain in force and effect throughout the term of this Agreement and shall be binding upon the parties hereto and incorporated herein by reference.

(b)	Each appointment to sell and/or license however described and entered into by Licensee with a sublicense or agent to distribute or sell the Product shall require such entity or person to become a party to and be bound by the NDA. In addition, each party and sublicensees shall maintain as confidential all confidential information disclosed to it which Licensor designates as confidential pursuant to the provisions of the Non disclosure Agreement. In addition, all sublicensees and agents shall be subject to the terms and conditions of this Agreement. It shall be Licensee’s responsibility to enforce the terms of the Agreement with sublicensees and agents, including sublicensees’ and agents’ obligation to only operate within the authorized Licensed Territories. Licensee agrees that it will take necessary action to enforce this provision, including the termination, as may be required, of sublicensees’ and agents’ rights and privileges under its sublicense.

(c)	For a period of two (2) years from the date of disclosure to the other party, both parties agree that they will not disclose to third parties the Confidential Information, as hereafter defined, of the other without the other party’s prior written permission. Confidential Information shall mean all proprietary information and/or trade secrets (including but not limited to Licensor’s customer information, Licensor Technology, and/or Licensor Patent Rights) regardless of the form in which it is transmitted, which (a) if disclosed in tangible form bears a legend indicating that it is confidential or proprietary; or (b) if disclosed orally or visually only, is identified as confidential or proprietary at the time of disclosure and is documented as such in writing and a non-confidential written summary of the disclosure is provided to the other party within thirty (30) days of the date of disclosure. Confidential Information will only be used by the parties in furtherance of this business relationship. Licensee agrees not to use any Confidential Information to solicit or develop business directly with Licensor’s customers. The foregoing obligations not to disclose Confidential Information shall not apply with respect to a party’s Confidential Information that:

i.	was in the possession of or known by the other party without an obligation of confidentiality prior to receipt from the disclosing party;

ii.	is or becomes general public knowledge through no fault or acts of the other party;

iii.	is or becomes lawfully available to the other party from a third party which, to the other party’s knowledge, is not subject to an obligation of confidentiality;

iv.	is independently developed by the other party without use of any Confidential Information; or

v.	the other party is advised by counsel is required to be disclosed to any governmental agency or pursuant to any law, code or regulation, provided the disclosing party notifies the other party in writing as soon as it becomes aware of the disclosure requirement so as to afford the other party every opportunity to take whatever steps it deems necessary to protect the confidentiality of the information. In the event that Licensor determines that it must file this Agreement as an exhibit to any registration statement it files with the U.S. Securities and Exchange Commission (the “SEC”), confidential treatment for the filing will permit Licensee to review and approve the portions of this Agreement for which Licensee’s confidential information is disclosed and prior to the filing.

(c)	PATENT AND TRADEMARK VALIDITY, MAINTENANCE AND USE:

i.	Licensee and its approved sublicensees shall not contest the validity of any U.S. patents or trademarks or patents or trademarks issued in any country listed on Schedules A, B, or C coming within the scope of Licensor Patent Rights and Licensor Trademark Rights in court or in arbitration on any grounds on which the U.S. Patent and Trademark Office or other applicable government patent and/or trademark office would be likely to grant reexamination.

ii.	Licensor shall continue to pursue at its expense applying for, obtaining and maintaining patents and trademarks in the United States, Pakistan and the U.A.E. coming within the scope of Licensor Patent Rights and Licensor Trademark Rights. Licensee agrees to take any and all steps within its power to maintain, protect and preserve Licensor Patent Rights and Licensor Trademark Rights on behalf of and in the name of Licensor.

(d)	INFRINGEMENT:

i.	If any infringement or threatened infringement of Licensor Technology, including Licensor Patent Rights, and of Licensor Trademark Rights comes to the knowledge of Licensee or its sublicensees, Licensee will promptly notify Licensor in writing, giving full particulars thereof.

ii.	If an infringement or threatened infringement of Licensor Technology, including Licensor Patent Rights, and of Licensor Trademark Rights comes to the knowledge of Licensor, Licensor will promptly notify Licensee in writing, giving full particulars thereof.

iii.	In the event of any alleged infringement by a third party’s unauthorized use of the Licensed Technology or by the unauthorized making, using or selling of Licensed Products, Licensor shall have the right and obligation to sue such infringer(s) in its own name and the right, at its option, to join Licensee or its sublicensee as plaintiffs in the litigation, if necessary under applicable law to enforce Licensor’s rights.

iv.	The parties agree to cooperate in the investigation of any alleged infringement by a third party, and agree to cooperate in any such legal action or proceeding.

v.	Should a third party claim of infringement result in a court decision unfavorable to Licensor Technology, including Licensor Patent Rights, then Licensee shall have the right to terminate this Agreement upon written notice to Licensor.

(e)	NON-DISCLOSURE: In addition to all other covenants and agreements regarding confidentiality, Licensee covenants that it will not disclose to any person, nor shall it allow to be disclosed to any entity or person, any information pertaining to the design, construction methods, construction materials, or sources for said materials, or any other detail of the Products or any other components of the Products, Licensor Technology, Licensor Patent Rights, or Licensor Trademark Rights. Licensee also covenants that it will use due diligence to insure that no employee, associate, contractor, customer, or any other person discloses any information pertaining to the design, construction methods, construction materials, or sources for said materials, or any other detail of the Products, Licensor Technology, Licensor Patent Rights, or Licensor Trademark Rights.

10.	Insurance.

Licensee agrees to maintain during the term hereof liability insurance for personal injury and property damage, including products liability and contractual coverage, as set forth herein. Coverage for personal injury shall be not less than one million dollars (U.S. $1,000,000) annual aggregate liability. Coverage for property damage shall be not less than five hundred thousand dollars (U.S. $500,000) per occurrence. Such liability insurance obtained by Licensee shall include Licensor as an additional named insured by endorsement, provided it is at no cost to Licensee. Licensee shall supply Licensor with a Certificate of Insurance upon written request by Licensor.

11.	Force Majeure.

Neither party hereto shall be liable for any delay arising from circumstances beyond its control including (but not limited to) acts of God, war, riot or civil commotion, industrial dispute, fire, flood, drought, shortage of material or labor or act of government, provided that the party seeking to be excused shall make every reasonable effort to minimize the delay resulting therefrom. Each party shall keep the other fully informed of any such circumstances. In the event of any event which keeps Licensee from manufacturing for more than six (6) weeks shall be deemed a period of disability, during which time Licensor may utilize alternative manufacturing sources or manufacturers to meet its needs or the needs of its distributors and/or customers. Upon Licensee’s notification to Licensor in writing that it is able to resume manufacturing of the Product, the disability shall be lifted and the terms of this agreement regarding manufacturing shall resume. All other terms of the agreement shall not be affected under the disability.

12.	Government Regulations.

(a)	Licensee shall comply with all laws and regulations of all applicable jurisdictions relating to the manufacture, sale and distribution of the Products.

(b)	This Agreement shall be subject to all United States laws and regulations now or hereafter in effect applicable to the subject matter hereof. The Export Administration Regulations of the United States Department of Commerce prohibit, except under an individual validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Export Administration Regulations, unless the exporter (under this Agreement, Licensor) has received certain assurances from the foreign importer. Licensee acknowledges that it has received a copy of the current Export Administration Regulations of the United States Department of Commerce and has access to Supplementary Bulletins from the United States Department of Commerce. Licensee agrees to comply with all applicable Export Administration Regulations of the United States Department of

Commerce, and hereby gives to Licensor the assurances called for in Part 779.4 of such Export Administration Regulations. Licensee further warrants that it will not export or re-export, directly or indirectly, any Products to embargoed countries, including, but not limited to, Cuba, Libya, North Korea, Iran, Iraq, Sudan and Syria. Diversion of Products contrary to U.S. law is prohibited.

(c)	If the terms of this Agreement are such as to require or make it appropriate that this Agreement or any part of it be registered with or reported to any national or supranational agency in any area in which Licensee will do business hereunder, Licensee will, at its expense, promptly undertake such registration or report. Licensee will supply prompt notice and appropriate verification of any such registration or report and any agency ruling resulting therefrom.

13.	Termination.

(a)	If either party hereto shall breach this Agreement, the other party may give the defaulting party written notice of such default. If the defaulting party shall fail or refuse to remedy such default within thirty (30) days from the date of said notice, this Agreement may be terminated by a second written notice and said termination shall be effective as of the date of the second notice of default. Such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the defaulting party. Defaults under this Agreement shall be deemed to include, but shall not be limited to:

(i)	material failure by either party to fulfill any of its obligations under this Agreement;

a.	an adjudication of bankruptcy of either party under any bankruptcy or insolvency law;

b.	the commission by either party of a receiver for business or property, or the meaning of any general assignment for the benefit of creditors; or

c.	without the prior consent of Licensor, sale by Licensee of substantially all of its assets or sale or other transfer of controlling interest in the ownership of Licensee.

(b)	In addition, either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted hereunder if:

i.	Such termination is necessary to comply with an order or official request of the government of the terminating party, or

ii.	Normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action taken by governmental or other authority.

(c)	Licensor may, immediately upon notice, terminate this Agreement in its entirety or with respect to any particular license or right granted by it hereunder if by law or regulation of the government of the Pakistan, the U.A.E. or any political entity, Licensee is disabled from making the payments to Licensor which it is required to make under this Agreement, and such disability continues for more than thirty (30) days.

14.	Amendments.

No provision of this Agreement may be amended, revoked or waived except by a writing signed by a duly authorized representative of each of the parties hereto.

15.	Assignment.

Except as otherwise provided herein, this Agreement shall not be assignable by Licensee. Licensee shall have the right to transfer all or any part of its rights and obligations hereunder to any wholly-owned affiliate of Licensee, provided, however, that such affiliate shall agree in advance in writing to be bound by all the terms of this Agreement and that Licensee agrees to guarantee the obligations hereunder of such assignee.

16.	Notices.

Any notice required to be given hereunder shall be deemed sufficient and delivery shall be deemed complete if sent by registered Air Mail or confirmed telex to the following addresses:

To Licensor:	E Med Future, Inc.
794 Morrison Rd
Columbus, Ohio 43230
Attention: Dane Donohue

To Licensee:	IT DEVELOPMENT SOLUTIONS, INC.
498 Palm Springs Drive
Suite 320
Altamonte Springs, Fl 32701
Attention: Patrick Downs, President

17.	Governing Law.

This Agreement and the relationship of the parties hereto shall be governed in all respects by the laws of the State of Ohio, United States of America, except that questions affecting the validity, construction and effect of any patent shall be determined by the law of the country in which the patent has been granted. In the event of any controversy between the parties respecting the interpretation or application of the terms of this Agreement, the English language version of this Agreement shall be controlling.

18.	Resolution of Disputes.

(a)	All disputes and controversies between the parties hereto of every kind and nature arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, nonperformance, enforcement, operation, breach, continuation, or termination of this Agreement shall be resolved as set forth in this Section 18.

(b)	Either party to this Agreement may within fifteen (15) days after a dispute or controversy arises submit any dispute or controversy hereunder in writing for resolution by a senior executive officer of the highest executive level for each of the parties. If such persons cannot resolve the dispute or controversy within thirty (30) days, then the dispute or controversy may be submitted to binding arbitration should all parties agree to a course of arbitration pursuant to the following procedure.

(i.)	The dispute or controversy shall be submitted to a single arbitrator with experience in international high medical technology commercial matters to be chosen by the senior executive officers at the highest executive level for each of the parties within thirty (30) days after the conclusion of the mediation provided for above. If senior executive representatives of the disputing parties cannot within such time agree on an arbitrator, the arbitrator shall be chosen under International Chamber of Commerce procedures from its panels of arbitrators with international high medical technology commercial experience.

(ii.)	The arbitration hearing shall be held in New York, New York, United States of America, or at such other place as the parties and the arbitrator agree, within thirty (30) days after the dispute is submitted to an arbitrator. The Arbitration Rules of the International Chamber of Commerce, or such other rules and procedures as the arbitrator may determine, shall be utilized in the arbitration proceedings. The arbitration hearing shall be conducted in the English language.

(iii.)	The arbitration hearing shall be concluded in not more than three (3) days unless otherwise ordered by the arbitrator. The award on the hearing shall be made within thirty (30) days after the close of the submission of evidence at or in connection with the hearing.

(iv.)	An award rendered by the arbitrator appointed pursuant to this Agreement shall be final and binding on the parties to such proceeding. The award shall be enforceable under the June 10, 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, or its latest revision thereof. Judgment on such award may be entered by any of the disputing parties in the highest court having jurisdiction in any country.

(v.)	The provisions of this Section 18 of this Agreement shall be a complete bar and defense to any suit, action or proceeding instituted in any court or before any administrative tribunal with respect to any dispute or controversy arising out of or in connection with this Agreement. The arbitration provisions of this Agreement shall, with respect to any such dispute or controversy, survive the termination or expiration of this Agreement.

(vi.)	Nothing contained in this Section 18 shall give the arbitrator selected hereunder any authority, power or right to alter, change, amend, modify, add to, or subtract from the provisions of this Agreement. Rather, the arbitrator shall endeavor to interpret the provisions of this Agreement so as to carry out its terms with reference to any dispute submitted for arbitration.

(vii.)	The parties shall each bear all of their respective arbitration costs and expenses, provided, however, that the parties shall share equally the costs and expenses of the arbitrator.

(viii.)	The failure or refusal of any party hereto to submit to arbitration in accordance with this Agreement shall permit either party to file suit in the appropriate state court of the State of Ohio, United States or in Federal Court within Ohio, United States.

19.	Severability:

If any term of this agreement is deemed void, the remainder of the agreement shall remain in full force as if the entire agreement was deemed valid.

20.	Headings

This Agreement may be executed in any number of original counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together will constitute but one and the same instrument. Headings in this Agreement are included for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

21.	Entire Agreement.

This Agreement, including the Non Disclosure Agreement attached hereto as Exhibit “A” and incorporated herein by reference, represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings and communications, whether oral or written.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first herein written.

E MED FUTURE, INC.

By:	/s/ D. Dane Donohue
D. Dane Donohue, Executive Vice President

ITDEVELOPMENT SOLUTIONS, INC.

By:	/s/ Patrick Downs
Patrick Downs, President

EXHIBIT “A”

UNITED STATES PATENT RIGHTS

Patent No.	Issued	Expires	Serial No.	Filed

INTERNATIONAL PATENT RIGHTS

Country	Filing Date	Patent No.	Expiration Date

TRADEMARKS

Trademark	Country
NEEDLEZAP	United States of America

EXHIBIT “B”

NON-DISCLOSURE, NON-COMPETE,

CONFIDENTIALITY AND

NON-CIRCUMVENTION AGREEMENT